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                                                                    Exhibit 21.1
                             List of Subsidiaries

Asyst Automation, Inc.
Asyst Software, Inc.
Radiance Systems, Incorporated
Hine Design Incorporated
Progressive System Technologies Inc.
Asyst Technologies (U.K.) Ltd.
Asyst Germany GmbH
Asyst Technologies (Far East) PTE, LTD
Asyst Technologies (Taiwan) Ltd.
Asyst Korea Co., Ltd.
Asyst KK
Nihon Asyst KK